Exhibit 99(a)

PRO TECH COMMUNICATIONS, INC.


Media Contact:                            Investor Contact:
-------------                             ----------------
Joanna Lipper                             Richard Carpenter
Pro Tech Communications, Inc.             American Financial Communications
(203) 226-4447 ext. 3506                  (510) 597-4200
jlipper@nctgroupinc.com                   afc@sbcglobal.net

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

              PRO TECH COMMUNICATIONS REPORTS 2004 YEAR END RESULTS
              -----------------------------------------------------

FORT PIERCE, FL, March 29, 2005 - Pro Tech Communications, Inc. (OTCBB: PCTU) reported net sales for the three months ended December 31, 2004 was $357,635 compared to $242,217 in the same period in 2003. Net loss for the three months ended December 31, 2004 was $511,569 compared to $299,204 for the same period a year ago. Net sales for the year ended December 31, 2004 was $1,194,756 compared to $1,178,535 in the same period in 2003. Net loss for the year ended December 31, 2004 was $1,390,155 compared to $974,446 for the same period a year ago. This increase in net loss was due mainly to increases in engineering and marketing expenses in connection with new product activities. In addition, we increased our inventory reserve as part of the implementation of our strategy to reduce future costs by using third parties to assemble our high volume products.

     "The investment we made in new product development during 2004 was an important one," said Richard Hennessey, President. "Our NoiseBuster(R) consumer audio headphone has been well received by the press and consumers, and we are continuing to develop sales channels for the product. We've also recently launched a re-engineered version of the Apollo(TM) amplifier targeted to contact centers and home offices. We believe this product along with our Apollo headset will allow us to compete more effectively with major manufacturers and grow our sales in these segments of the market."


About Pro Tech Communications, Inc.
-----------------------------------

     Founded in 1994, Pro Tech Communications, Inc. engineers, designs, and distributes audio and communications solutions and other products for business users, industrial users, and consumers. The company's mission is to utilize its patented technologies to deliver the most advanced, feature-rich, durable and comfortable products at the highest value. Pro Tech's most recognized brands include the Apollo line of high-performance products for office and call center environments; the ProCom line of

PRO TECH REPORTS YEAR END 2004 RESULTS - p.2

highly-durable  headsets  for  drive-through   restaurant  personnel;   and  the
NoiseBuster   noise  canceling   headphone  for  consumer  audio  and  in-flight
entertainment.

     Under an exclusive licensing arrangement with a world-leader in the field, the company has access to a significant portfolio of patented technologies relating to electronic noise reduction and improved speech intelligibility. Utilizing these proven technologies, Pro Tech plans to introduce a variety of innovative, leading-edge products that further enhance personal communications, comfort and safety. For more information, visit www.protechcommunications.com.

                                      # # #

Pro Tech Communications, Inc.

                                                 For The Three Months                    For The Twelve Months
                                                  Ended December 31,                       Ended December 31,
                                        --------------------------------------- -----------------------------------------
                                               2004                2003                 2004                 2003
                                               ----                ----                 ----                 ----
Net sales                                $   357,635 (a)     $   242,217          $ 1,194,756 (c)      $ 1,178,535
Net loss                                 $  (511,569)(b)     $  (299,204)         $(1,390,155)(b)      $  (974,446)
Net loss per share                       $     (0.01)        $     (0.01)         $     (0.02)         $     (0.03)
Weighted average number of
   common shares outstanding              73,390,133          33,200,311           62,377,398           33,200,311


(a) Includes approximately $60,000 for our NoiseBuster headphones released in September 2004.
(b) Includes approximately $114,000 for the increase in our inventory reserve.
(c) Includes approximately $87,000 for our NoiseBuster headphones released in September 2004.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release that are not historical are forward-looking. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but limited to: Pro Tech's ability to generate sufficient funds to execute its business plan; its ability to obtain additional financing if and when necessary; general economic and business conditions; the level of demand for Pro Tech's products and services; the level and intensity of competition in its industry; difficulties or delays in manufacturing; Pro Tech's ability to develop new products and the market's acceptance of those products; and its ability to manage its operating costs effectively. These forward-looking statements speak only as of the date of this press release. Pro Tech undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors affecting Pro Tech's business and prospects are discussed in greater detail in Pro Tech's filings with the Securities and Exchange Commission, which are available online in the EDGAR database at http://www.sec.gov.